Exhibit 4.64

English Translation

No. 2008 Nian Shou Zi No.210101523

China Merchants Bank

Credit Granting Agreement

China Merchants Bank Nanjing Branch

Credit Granting Agreement

No. 2008 Nian Shou Zi No.210101523

Credit Grantor: China Merchants Bank Co., Ltd. Nanjing Branch (hereinafter referred to as “Party A”)

Legal representative/main responsible person: Gu Quan

Credit Granting Applicant: CEEG (Nanjing) PV-tech Co., Ltd. (hereinafter referred to as “Party B”)

Legal representative: Lu Tingxiu

Upon Party B’s application, Party A agrees to provide credit line to Party B for its use. In accordance with relevant laws and regulations, Party A and Party B, through adequate negotiations, hereby enter into this Agreement, on and subject to the terms and conditions as set forth below.

Article 1 Credit Line

1.1 Party A will provide a credit line of RMB 120 million (including the amounts in other currencies, subject to the foreign exchange rates as published by Party A when businesses take place, as below) to Party B.

Credit line means the highest limit of the aggregate of the outstanding balances of the loans, trade financings, bill discounts, commercial bill acceptances, bank guarantees, overdrafts of legal person account, domestic factoring,             ,              and other credit grants that can be used continuously and cyclically and which are provided by Party A for Party B according to the “Credit Granting Agreement” within the credit granting period.

“Trade financing” includes L/C issue, import bill advance, letter of guarantee for the release of goods, import collection bill advance, package loan, export bill purchase, export collection bill purchase, import/export remittance financing, short-term credit insurance financing, export factoring with recourse,             ,              and other business types.

1.2 Where Party B applies to Party A for the domestic factoring without recourse, Party A’s claims for the accounts receivable (transferred to Party A) of Party B in this business uses the credit line hereof; where Party B applies to Party A for the domestic factoring with recourse or export factoring with recourse, the leveraged buyout funds provided by Party A to Party B in this business uses the credit line hereof.

1.3 The above credit line does not include the corresponding credit granting portion of the guaranty fund or guaranty of pledge by certificate of deposit provided by Party B or any third party with respect to the specific business under this Agreement (as below).

☐ 1.4 Outstanding balances, if any, of the specific businesses under the original credit granting agreement (No.: 2007 Nian Shou Zi No.210808723) signed by Party A and

Party B as from the effective date of this Agreement are automatically covered by this Agreement and directly use the credit line under this Agreement (if this provision is not applicable, please mark “×“ in ☐).

Article 2 Credit Granting Period

Credit granting period is 6 months, i.e. from January 17, 2008 to July 15, 2008. Party B shall make line use applications to Party A within this period and Party A does not accept the line use applications made by Party B after the expiry date of credit granting period hereof, unless otherwise provided for herein.

Article 3 Use of Credit Line

3.1 Type and scope of line

The above credit line is (please mark “Ö“ in either of the following two options):

(    ) 3.1.1 Comprehensive credit line: the business types and amounts about use of credit line as agreed upon by both parties are as follows:

3.1.1.1                                                                      ;

3.1.1.2                                                                      ;

3.1.1.3                                                                      ;

3.1.1.4                                                                      ;

Besides, Party B              (“can” or “cannot”) use the line hereof on a regulation basis.

(    ) 3.1.2 Single credit line for working capital loan.

3.2 Within credit granting period, Party B can cyclically use credit line, but subject to one by one application by Party B and to one by one examination and approval by Party A. The amount, term, purpose, etc of each loan or other credit grant can be specified in the specific business contract (including IOU)or agreement to be signed by both parties or the relevant business application submitted by Party B to Party A and accepted by Party A.

The foregoing specific business contracts, agreements or relevant business applications are collectively referred to as “Individual Contracts”. Under the domestic factoring without recourse, the “Notice of Transfer of Accounts Receivable Claim” issued by Party A to Party B is deemed as the “Individual Contract” between both parties after Party B signs for confirmation.

3.3 The use term of each loan or other credit grant within the credit line shall be determined according to Party B’s business needs and Party A’s business management regulations. The expiry date of each specific business may be later than the expiry date of credit granting period.

Article 4 Interest and Expenses

The loans within credit line, financing interest rate and expenses relating to relevant businesses are subject to the provisions of the Individual Contracts.

Article 5 Guaranty Clauses

5.1 As for all the debts owed by Party B to Party A under this Agreement, standby L/C issued by the Offshore Department of the Head Office acts as the joint responsibility guarantor and shall issue to Party A an irrevocable letter of maximum amount guarantee; and/or

5.2 As for all the debts owed by Party B to Party A under this Agreement,                  uses all its or lawfully disposable          properties as mortgage (pledge). A guarantee contract is to be signed by both parties.

Article 6 Party B’s Rights and Obligations

6.1 Party B’s rights

6.1.1 Request Party A to provide the loans or other credit grants within the credit line based on the conditions as set forth herein;

6.1.2 Use credit line according to the provisions of this Agreement;

6.1.3 Request Party A to keep confidential the information on production, operation, properties, account, etc provided by Party B, unless otherwise stipulated by laws;

6.1.4 Transfer debts to any third person with Party A’s consent.

6.2 Party B’s obligations

6.2.1 Provide the documents required by Party A (including, but not limited to, provide its true financial statements and annual financial report as well as significant decisions and changes relating to production, operation and management according to the period required by Party A) and the information on all account opening banks, account numbers and deposit/loan balances, and assist in Party A’s investigation, examination and check;

6.2.2 Accept the supervision by Party A of its use of credit funds and its production, operation and financial activities;

6.2.3 Use loans and/or other credit grants based on the provisions of this Agreement and the Individual Contracts and/or committed purpose;

6.2.4 Repay and pay the debt principals and interest of the loans, advances and other credit grants on time and in full according to the provisions of this Agreement and the Individual Contracts;

6.2.5 Obtain Party A’s written consent if all or part of the debts under this Agreement are transferred to any third person;

6.2.6 Should any of the following situations occur with Party B, Party B shall forthwith report to Party A and actively assist Party A in taking the measures for the safe payment of the debt principals and interest of the loans, advances and other credit grants under this Agreement as well as any and all relevant expenses:

6.2.6.1 Party B suffers from significant financial losses, asset losses or other financial crisis;

6.2.6.2 Party B provides loan or suretyship guaranty or provides guaranty of mortgage or pledge through its proprietary properties (rights) for the benefit of any third party or so as to protect any third party from losses;

6.2.6.3 Party B is involved in merger (annexation), division, reorganization, equity (contractual) joint venture, property right (equity) transfer, joint-stock restructuring, etc;

6.2.6.4 Party B is wound up or dissolved or files an application for bankruptcy or an application for bankruptcy is filed against it or its business license is cancelled;

6.2.6.5 Party’s controlling shareholder and other affiliates suffer from serious operational or financial crisis, thus affecting Party B’s normal operation;

6.2.6.6 The key related-party transactions with its controlling shareholder and other affiliates affect Party B’s normal operation;

6.2.6.7 Party B is involved in any lawsuit, arbitration or criminal or administrative punishment that has a significantly adverse influence on Party B’s operational or property situation;

6.2.6.8 Other significant matters that may affect Party B’s debt-repaying ability.

Article 7 Party A’s Rights and Obligations

7.1 Party A’s rights

7.1.1 Request Party B to pay the debt principals and interest of the loans, advances and other credit grants under this Agreement and the Individual Contracts on time;

7.1.2 Request Party B to provide the materials relating to the use of credit line;

7.1.3 Know Party B’s production, operation and financial activities;

7.1.4 Supervise Party B to use the loans and/or other credit grants according to the purpose as set forth in this Agreement and the Individual Contracts;

7.1.5 Directly make deductions from Party B’s account to cover the outstanding debts of Party B under this Agreement and the Individual Contracts;

7.1.6 Other rights as specified in this Agreement.

7.2 Party A’s obligations

7.2.1 Extend loans or provide other credit grants to Party B within the credit line according to the conditions of this Agreement and the Individual Contracts;

7.2.2 Keep confidential the information on Party B’s properties, finance, production and operation, unless otherwise stipulated by laws and regulations or otherwise required by regulatory body.

Article 8 Party B hereby warrants that:

8.1 Party B is an entity with the status of legal person, which is incorporated in accordance with and validly exists under Chinese laws and has the full civil capacity to sign and perform this Agreement;

8.2 Party B has obtained the full authority from the board of directors or any other authorizing institution to sign and perform this Agreement;

8.3 The documents, materials and vouchers about Party B, guarantor, mortgagor (pledgor) and mortgaged (pledged) property provided by Party B are true, accurate, complete and valid and do not contain the significant errors or omissions not complying with the facts;

8.4 Party B will fully comply with the Individual Contracts, letter of commitment about L/C issue signed and provided to Party A by Party B, trust receipt and other relevant documents.

8.5 When this Agreement is signed, there are no lawsuits, arbitrations or criminal or administrative punishments as may have a significantly adverse influence on Party B or Party B’s substantial properties and it is predicted that the lawsuits, arbitrations or criminal or administrative punishments of such kind will not occur during the performance of this Agreement. Otherwise, Party B shall forthwith inform Party A;

8.6 Party B will be engaged in business activities in full accordance with state laws and regulations as well as its business scope as set out in its business license or lawfully approved business scope and handle annual inspection procedures of registration on time;

8.7 Party B will maintain or increase the existing operation and management level, ensure the maintenance and appreciation of value of existing assets, not give up any due claims and not dispose of exiting substantial properties without compensation or in other inappropriate means;

8.8 Party B will not liquidate other long-term debts in advance without Party A’s permission;

8.9 When this Agreement is signed, Party B has no other significant events that may affect Party B’s performance of its obligations under this Agreement.

Article 9 Other Expenses

The credit investigation, check and notarization expenses relating to this Agreement as well as the lawyer’s expenses, litigation expenses, traveling expenses, announcement expenses, fee of service and all other expenses paid by Party A to realize claims when Party B fails to pay its outstanding debts under this Agreement on time shall be borne by Party B. Party B authorizes Party A to directly deduct them from its bank account opened at Party A. In case of any shortfall, Party B shall pay it upon receipt of Party A’s notice, without needing Party A to provide any certificate.

Article 10 Defaults and Handling

10.1 Any of the following situations that occur with Party B is deemed to constitute a default:

10.1.1 In violation of the provisions of Article 6.2.1 hereof, Party B provides false information to Party A, conceals important facts or does not assist in Party A’s investigation, examination and check, which may damage Party A’s interests;

10.1.2 In violation of the provisions of Article 6.2.2 hereof, Party B does not accept or evades the supervision of its use of credit funds and its relevant production, operation and financial activities by Party A, which may damage Party A’s interests;

10.1.3 In violation of the provisions of Article 6.2.3 hereof, Party B fails to use the loans and/or other credit grants according to the purpose as specified in this Agreement and the Individual Contracts, which may damage Party A’s interests;

10.1.4 In violation of the provisions of Article 6.2.4 hereof, Party B fails to pay the debt principals and interest of the loans, advances and other credit grants on time and in full according to the provisions of this Agreement and/or the Individual Contracts;

10.1.5 In violation of the provisions of Article 6.2.5 hereof, Party B transfers the debts under this Agreement to any third person, which may damage Party A’s interests;

10.1.6 Party B violates the provisions of Article 6.2.6 hereof. When the situation as specified in this provision occurs, Party B fails to timely inform Party A or does not cooperate when Party A knows such situation and requests Party B to take further guarantee measures for the repayment of the debts under this Agreement or Party A is of the opinion that the situation is detrimental to the safe recovery of granted principals and interest;

10.1.7 Party B violates the provisions of Articles 8.1, 8.2 and 8.5 hereof, which may damage Party A’s interests, or violates the provisions of 8.3, 8.4, 8.6, 8.7 and 8.8, but fails to make corrections immediately according to Party A’s requirement, which may damage Party A’s interests;

10.1.8 Other situations which, in Party A’s opinion, will damage its lawful rights and interests.

10.2 Any of the following situations that occur with the guarantor shall be deemed to constitute a default when Party A is of the opinion that the situation may affect guarantor’s guarantee ability and requests the guarantor to remove the adverse impact thus incurred or requests Party B to increase or change guarantee conditions, but the guarantor and Party B do not cooperate:

10.2.1 The situation similar to any of the situations as set forth in Article 6.2.6 hereof occurs;

10.2.2 When the guarantor issues the irrevocable letter of guarantee, it conceals its ability of assuming guaranty responsibility, or fails to obtain the authorization from authorizing organ;

10.2.3 The guarantor fails to handle the annual inspection procedures of registration on time;

10.2.4 The guarantor is sluggish in managing and collecting its due claims or disposes of existing substantial properties without compensation or in other inappropriate means.

10.3 Any of the following situations that occur with the mortgagor or pledgor shall be deemed to constitute a default when Party A is of the opinion that the situation may invalidate mortgage or pledge or devaluate mortgaged or pledged properties and requests the mortgagor or pledgor to remove the adverse impact thus incurred or requests Party B to increase or change guarantee conditions, but the mortgagor or pledgor and Party B do not cooperate:

10.3.1 Mortgagor has no ownership or right of disposal over the mortgaged or pledged properties or an ownership dispute about mortgaged or pledged properties exists;

10.3.2 Mortgaged or pledged properties have been leased out, sequestrated or put under supervision or statutory priority exists (including, but not limited to, priority of construction project payment), and/or Party B conceals their existence;

10.3.3 Without Party A’s written consent, mortgagor transfers, leases out, re-mortgages or otherwise disposes of mortgaged property, or Party A gives its written consent, but the proceeds from disposal of mortgaged property are not used to pay the debts owed by Party B to Party A according to Party A’s requirement;

10.3.4 Mortgagor does not appropriately manage, maintain and repair mortgaged property, thus causing mortgaged property to be considerably devaluated; or mortgagor’s behavior directly jeopardizes mortgaged property, thus causing mortgaged property to be considerably devaluated; or within the term of mortgage, mortgagor fails to insure mortgaged property according to Party A’s requirements.

10.4 Should any of the defaults as specified in Articles 10.1, 10.2 and 10.3 occur, Party A is entitled to take one or several measures below and Party B has no objection thereto:

10.4.1 Cut down the credit line under this Agreement or stop granting the loans still not used by Party B within the credit line and also stop providing the other credit lines still not used by Party B within the credit line;

10.4.2 Recall the loan principals already granted within credit line in advance, along with interest and relevant expenses;

10.4.3 As for the bills accepted or the letters of credit, bank guarantees, letters of guarantee for release of goods, etc issued by Party A within credit granting period, no matter whether Party A has made advances, Party A is entitled to request Party B to increase the amount of guaranty fund or transfer the deposits of the other account opened by Party B at Party A into Party B’s guaranty fund account as the guaranty fund for paying Party A’s advances under this Agreement in future, or put the corresponding funds in escrow so that Party A makes advances for Party B in future;

10.4.4 As for the accounts receivable claim transferred from Party B to Party A under the factoring business with recourse, Party A is entitled to give the “Notice of Buyback of Accounts Receivable”, requesting Party B to immediately perform the buyback obligation; as for the accounts receivable claim transferred from Party B to Party A under the domestic factoring business without recourse, Party A is entitled to forthwith exercise recourse against Party B;

10.4.5 Directly make deductions from Party B’s settlement account and/or other account so as to cover all Party B’s debts under this Agreement and the Individual Contracts;

10.4.6 Exercise recourse as per Article 13 below.

Article 11 Change and Termination

This Agreement can be changed or terminated if Party A and Party B reach a written agreement through negotiations. This Agreement shall remain valid before this written agreement is reached. Neither party shall change, modify or terminate this Agreement unilaterally.

Article 12 Miscellaneous

12.1 No toleration or extension by Party A with respect to any default or delay of Party B or no delay on the part of Party A in exercising the interests or rights under this Agreement within the valid term of this Agreement shall damage, affect or limit any and all interests and rights of Party A as the creditor as specified by relevant laws, regulations and this Agreement or operate as Party A’s permission of any default of this Agreement or as a waiver of the right concerning any default, whether now or in future.

12.2 Should this Agreement or any provision thereof be held illegal or invalid for whatever reason, Party B shall be liable for all its debts due to Party A under this Agreement. In this case, Party A is entitled to terminate this Agreement and forthwith dun for all debts owed by Party B under this Agreement from Party B.

12.3 All notices or requests required to be made under this Agreement between Party A and Party B shall be in writing and delivered to the following addresses. Any notice shall be deemed to be served on the other party: if by telex or telegram, when sent; if by mail, when delivered to post office:

Party A’s correspondence address:

Party B’s correspondence address:

If either party changes its correspondence address, it shall notify the other party in time, otherwise it shall bear the losses as may be thus incurred.

12.4 It is agreed by both parties that as for the business applications under trade financing business, Party B can affix reserved seal impression according to the “Power of Attorney of Reserved Seal Impression” provided to Party A and both parties acknowledge the effect of this seal.

12.5 The written supplementary agreements reached by Party A and Party B through negotiations with respect to anything not covered herein or changes as well as the Individual Contracts under this Agreement are annexed to this Agreement and form an integral part of this Agreement.

Article 13 Applicable Law and Settlement of Disputes

13.1 The formation and interpretation of this Agreement, along with settlement of disputes, shall be governed by the laws of the People’s Republic of China. The rights and interests of both parties shall be protected by the laws of the People’s Republic of China.

13.2 Any dispute arising from or out of the performance of this Agreement shall be settled by both parties through negotiations. In case no settlement can be reached, either party may (tick one option):

(    ) 13.2.1 Bring a lawsuit with the people’s court in the place where Party A is domiciled;

(    ) 13.2.2 Submit the dispute to          arbitration commission for arbitration;

(    ) 13.2.3 Refer the dispute to (if this provision is chosen, tick one option below):

(    ) China International Economic and Trade Arbitration Commission

(    ) China International Economic and Trade Arbitration Commission          Sub-commission

for arbitration in accordance with the arbitration rules concerning financial dispute.

13.3 After this Agreement and the Individual Contracts are notarized with the effect of enforcement, Party A can directly apply to the people’s court of competent jurisdiction for enforcement when it makes recourse to the debts owed by Party B under this Agreement and the Individual Contracts.

Article 14 Effectiveness

This Agreement shall become effective after it is signed or sealed by the duly authorized signatories of both parties and affixed with their respective common seals until the expiry date of the credit granting period or the date when all debts and other relevant expenses owed by Party B to Party A under this Agreement are paid up (whichever is later).

Article 15 This Agreement is executed in triplicate, with each of Party A, Party B          and          holding one (1) copy. All three copies shall have the same legal effect.

Party A (seal): China Merchants Bank Co., Ltd. Nanjing Branch (Seal)

Authorized signatory (signature or seal): Gu Quan (Seal)

Party B (seal): CEEG (Nanjing) PV-tech Co., Ltd. (Seal)

Authorized signatory (signature or seal): Lu Tingxiu (Seal)

Date: January 17, 2008